Exhibit 10.2
The Hartford Financial Services Group, Inc.
Annual Executive Bonus Program
The Hartford Financial Services Group, Inc. (the “Company”) has an annual executive bonus program (the “Bonus Program”) that is intended to provide the Chief Executive Officer and the next three most highly compensated executive officers (other than the Chief Financial Officer) in the applicable year (the “Covered Officers”) with incentive compensation based upon the achievement of pre-established performance goals and individual performance in a manner that qualifies for the exception for “performance-based compensation” from the limit on tax deductibility of compensation, as described below. The Bonus Program is intended to provide an incentive for profitable growth and to motivate the Covered Officers toward higher achievement and operating results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives and key managers.
United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to the chief executive officer or any of the next three most highly compensated executive officers (other than the chief financial officer) unless such payments are “performance-based” as defined in the tax laws. Where the performance criteria provide the Company a choice among different measures, one of the requirements for compensation to be performance-based under those laws is that the Company must obtain shareholder approval every five years of the material terms of the performance goals for such compensation. In accordance with Internal Revenue Service rules under Section 162(m) of the Internal Revenue Code, (“Section 162(m)”) the material terms of the Bonus Program described below constitute the framework within which the Compensation and Personnel Committee of the Board of Directors (the “Committee”) would establish the actual performance goals.
The Company’s shareholders approved the following material terms of the Bonus Program on May 19, 2010, at the Company’s Annual Meeting of Shareholders:
1. Class of Eligible Executives. The Company’s Chief Executive Officer and the next three most highly compensated executive officers, other than the Chief Financial Officer, of the Company and its subsidiaries for any given year.

2. Performance Criteria. Awards of bonuses pursuant to the Bonus Program must be stated for the Covered Officers in terms of an objective formula or standard as required by Section 162(m), which may be based on any one or more of the following factors (collectively, the “Performance Factors”): (i) earnings per share, (ii) return on equity, (iii) cash flow, (iv) return on total capital, (v) return on assets, (vi) economic value added, (vii) increase in surplus, (viii) reductions in operating expenses, (ix) increases in operating margins, (x) earnings before income taxes and depreciation, (xi) total shareholder return, (xii) return on invested capital, (xiii) cost reductions and savings, (xiv) earnings before interest, taxes, depreciation and amortization, (xv) pre-tax operating income, (xvi) net income, (xvii) after-tax operating income, (xviii) core earnings or core earnings per share, or (xix) productivity improvements, including such adjustments thereto as the Committee deems appropriate. The objective formula or standard shall be:
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determined solely by reference to any one or more of the Performance Factors of the Company (or the Performance Factors of any subsidiary or affiliate of the Company, or any division or unit thereof), or

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based on any one or more of the Performance Factors of the Company (or the Performance Factors of any subsidiary or affiliate of the Company, or any division or unit thereof), as compared with the Performance Factors of other companies or entities, or

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based on an executive’s attainment of personal objectives with respect to any one or more of the Performance Factors of the Company (or the Performance Factors of any subsidiary or affiliate of the Company, or any division or unit thereof), or with respect to any one or more of the following: (i) growth and profitability, (ii) customer satisfaction, (iii) leadership effectiveness, (iv) business development, (vi) negotiating transactions and sales or (vii) developing long-term business goals.

3. Maximum Payable to Any Executive for Any One Year. The maximum bonus that may be paid to any of the Covered Officers for any given year is the lesser of (a) 300% of such executive’s annual bonus target in effect at the beginning of such year, as approved by the Committee, or (b) $5,000,000.
The Committee generally takes reasonable measures to avoid the loss of a Company tax deduction due to Section 162(m). However, amendments can be made to the Bonus Program that can increase its cost to the Company and can alter the allocation of benefits among participating executive officers. In addition, the Committee may in certain circumstances approve bonus or other payments outside of the Bonus Program that do not meet the material terms of the Bonus Program described above and that may not be deductible.